DEFC 14A Additional Information – Internet Postings

The following additional information is provided relating to four postings previously made by me on the Internet.

On February 22, 2008, March 14, 2008, March 23, 2008, and on March 30, 2008 I posted comments on the TVI Message Board of Yahoo.com. All messages were posted under the alias of “straightarrow95”.

At the time I posted these messages I had not considered filing an opposition proxy statement and did not intend to seek a proxy from any shareholder.

I decided to file an opposition proxy statement only after reading the Company’s Preliminary Proxy Statement filed with the SEC on April 18, 2008. That statement made clear to me that the Board would not voluntarily include my nomination or stockholder proposals on the agenda for consideration by the shareholders. I retained the services of D. F. King & Co on April 25, 2008 to assist me in the opposition solicitation.

The following message under the subject “Let’s Turn the Ship Around” was posted on the Yahoo Message Board on February 22, 2008.

“Greetings to old friends and all the loyal TVI shareholders!!

My name is Allen Bender and I too am a loyal TVI long. Some of you may remember that I was the CEO and Chairman of TVI for some seven years.

I am convinced that TVI’s product line, corporate experience, asset base, and market presence represent a far greater enterprise value than is reflected by the current share price. I am equally convinced that our Board has not served our interests very well. We have kept our trust and accepted their promises far too long.

There are two Board seats up for re-election at the coming Annual Meeting, and I and another old friend of TVI, Jeff Squires, have submitted our nominations for these two seats. Jeff is a well-known DC attorney with extensive corporate and SEC experience. TVI oldtimers will remember that Jeff was a member of the 1995 Clean-up Crew which brought TVI out of bankruptcy, jailed the former CEO for embezzlement, and positioned the company as a leading supplier in Homeland Defense. He served several years both on the Board and as Corporate Counsel.

Four of the current five directors have been on the Board for about the past three years, and their record speaks for itself. Share price has plunged from $4 to 35 cents, cash has been replaced by hefty debt, a terrible acquisition was made, and earnings have evaporated. In response to a whistleblower’s complaint, the Board belatedly uncovered improper acts by our CEO and XVP that ultimately cost the company millions of dollars, much of which was spent on outside accountants and lawyers. Meanwhile, the Board took action to entrench itself, and the five non-employee directors were paid in 2006 a combined total of $441,625.

In the past the Board has taken advantage of certain provisions of Maryland law which tend to entrench itself and minimize shareholder involvement. To make the Board more accountable to shareholders, I have proposed changes to our charter and by-laws for consideration at the Annual Meeting. I am hopeful that the Board will be professional enough to let these issues be presented to the shareholders for their decision.

I do not expect the Board to act kindly toward this initiative, and I need your help. I hope that you will vote for these governance changes, and to elect me and Jeff to the Board. Be assured that we will make every effort to make operational and strategic decisions needed to return the company to profitability. We pledge to insist on the utmost integrity, to be as transparent as possible, and to always put shareholder interests first.

Please e-mail me at TVIproject@comcast.net if you have a question about this initiative. Send me your e-

mail address if you wish to be on a mailing list for future developments. Please include the number of shares owned.

Regards to all -
Allen”

The following message under the subject “White Knights Not!” was posted on the Yahoo Message Board on March 14, 2008.

“The company was certainly putting its best foot forward in Tuesday’s Conference Call. Never have I heard them speak so optimistically about the future. And for my grandchildren who are looking at a severely depressed share price I truly hope they are right. The Board’s story is that they inherited a troubled company and now like white knights they are turning it around.

Wrong! They are the ones who created the troubled company! Let’s look at the facts.

Mr. Hammond has been on the Board since 1996, General Hughes since May 2003, Mr. Parchman since May 2005, and Mr. Yount since December 2005. The current Board has had absolute control for the last two years, some for much longer.

Here’s what they inherited at December 31, 2005:
- shareholder equity of $34 mil or $1.06 per share
- market value of $130 mil or $4 per share
- cash of $6.7 mil and zero debt

Here’s what they have done for us:
- shareholder equity down to $10 mil or $.29 per share
- market value down to $10 mil or $.30 per share
- hardly any cash and debt of over $25 mil

And we’re still looking at losses and negative cash flow for the first and second quarters of 08.

This Board looks more like Pale Horsemen to me.”

The following message under the subject “Making a Silk Purse” was posted on the Yahoo Message Board on March 23, 2008.

One can point to a number of mis-steps by the Board, but in my opinion the acquisition of Signature was by far the greatest blunder. It is in fact the major cause of TVI’s downfall. Why would you acquire a company with a cyclical business, significant seasonal influences, which was losing money, had no fit with the existing business (they don’t even use our tents!), and whose success depends upon a serious disaster?

What a business model!

Now the Board extols its acumen in transforming this sow’s ear into a silk purse! I guess given enough time and money (remember the C2A1 project!) anything is possible.

The scope of this disaster is not fully disclosed, but some facts are known. In the 9 months ending Sep 30 before the acquisition on November 1 Signature lost $1.9 mil and had negative cash flow of $3.6 mil. It went on to lose even more in the last quarter of 2006, and lost money in every quarter in 2007. I expect it will continue to lose in every quarter in 2008. Reported losses were $915 thou in 2006 and $10 mil in 2007 plus a loss of $1.4 mil on the sale of the California division. And we still owe $25 million for the dumb thing!

The deal was also cash hungry. There was a finders fee of one million, and legal fees of over a million. Non-compete agreements were a million a year for three ears. And they needed more equipment - another $1.7 million in the first year.

But the most ridiculous thing was the Incentive Bonus agreement which provided that most of any Signature profit for three years would go to the previous three owners. This created a lose-lose deal for TVI for three years - if Signature lost money TVI suffered it, if Signature made money, even millions, TVI’s share would not be enough to cover depreciation, loan interest, and non-compete payments. What a deal! For Signature that is. If you don’t believe me ask Ms. Voelkel to provide a scenario in which Signature would be cash flow positive for TVI during the first three years. Fortunately two of the three deals have been canceled.

TVI acquired Signature ostensibly to shore up its declining fortune - everyone knew that the Decon business would eventually become saturated and TVI had to diversify. But a tent rental/service business? And one whose fortune was about as bleak as TVI’s? Why not just buy the silk purse to start with?

Best to all!
Allen Bender”

The following message under the subject “Wishy Wishy Washy!” was posted on the Yahoo Message Board on March 30, 2008.

“At a time when the Market is struggling to understand what TVI is the company refuses to provide any transparency. Its press releases and conference calls for the past couple of years have raised more questions than answers. Here are examples of my concerns.

We have tried to find out from the beginning what our former officers did and what the company will do to protect our interest. Instead, they hide behind the lawyer and claim privacy issues. Do they intend to seek restitution? Will they file charges if illegal activity is discovered? Did they cancel options? Did they Stop Transfer on shares owned? Where are there privacy issues in such matters?

What is the backlog? We got some rambling and evasive answer about the difficulty in determining backlog. Wrong! The backlog is a finite value of booked orders on any specified date - you don’t need a CPA to add it up. Why not say it’s the policy not to disclose? Why not say we ship every order in 15 days so we don’t have a meaningful backlog? Otherwise, we must conclude that there simply is no backlog.

What are the prospects for the C2A1 cannister contract? We know the potential is “significant” but presumably we would never have invested $4.5 million in a production facility unless we thought prospects were “significant..” Did we not win a portion of a 5 year contract that will provide us with annual awards at a bid price?

Why are we so happy to be in Glenn Dale and thankful to all the elected officials? That was a first! Are we now reduced to seeking earmarks in order to get business? By the way, rumor on the street is that the C2A1 contract was partially the result of Congressional intervention, and oddly enough, from a New York Congressman!

What grade do you give the Board for its investor relations program?

What thanks should we give the Board for trying to turn the company around from a disaster that happened under their supervision?

Help me make some changes!

Allen Bender

Participant information is contained in the revised Definitive Statement I am filing on or about June 3, 2008.